Exhibit 2.3

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of the 6th day of January, 2017, by and between JANAF SHOPPING CENTER, LLC, a Delaware limited liability company (“JSC”), JANAF SHOPS, LLC, a Virginia limited liability company (“Shops”), JANAF HQ, LLC, a Virginia limited liability company (“JHQ”) and JANAF CROSSINGS, LLC, a Virginia limited liability company (“Crossings”) (collectively and each individually, “Seller”), and WHLR-JANAF, LLC, a Delaware limited liability company, or assigns (the “Purchaser”).
RECITALS
R-1.    Seller and Purchaser are parties to a certain Purchase and Sale Agreement (as amended, the “Purchase Agreement”) dated as of November 3, 2016, relating to certain Property located in the City of Norfolk, Virginia, more particularly described in the Purchase Agreement.
R-2.    This Purchase Agreement has been amended by First Amendment to Purchase and Sale Agreement dated December 2, 2016.
R-3.    Seller and Purchaser desire to further amend the Purchase Agreement.
AMENDMENT
NOW, THEREFORE, for and in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiently of which are hereby acknowledged, Seller and Purchaser agree as follows:
1.The Agreement is hereby amended as follows:

(a)	Review Period. The definition of “Review Period” on page 2 of the Agreement (Section I under the heading “Definitions”) is hereby deleted in its entirety and restated as follows:
“Review Period” shall mean the period commencing on the Effective Date ending at 5:00 p.m. (Norfolk, Virginia time) on February 3, 2017.

(b)
Closing Date. The last sentence of the definition of “Closing Date” on the first page of the Agreement (Section A under the heading “Definitions”) is hereby deleted in its entirety and restated as follows:

Both Seller and Purchaser shall have the right to terminate this Contract if, through no fault of its own, the Closing does not occur on or before March 31, 2017, due to the failure to receive any Loan Assumption Approval, by written notice to the other parties in which event the Earnest Money shall be refunded to Purchaser and none of the parties shall have any further obligations to the others.

(c)	Conditions. The following is hereby added as clause (xiii) to Section 9.A. and clause (ii) to Section 9.B.:
(xiii)     The “Earliest Transfer Date” as defined in Section 24 of the Deed of Land Lease Agreement (the “WaWa Lease”) between WaWa, Inc. and JSC dated November 3, 2016, shall have occurred. Seller agrees not to modify the definition of “Earliest Transfer Date” in the WaWa Lease without Purchaser’s consent.

(d)
Earnest Money. The Agreement is hereby amended to provide that the Escrow Agent is directed to disburse Two Hundred and Fifty Thousand Dollars ($250,000) of the Earnest Money (the “Released Amount”) to Seller promptly after the execution of this Amendment. Purchaser shall receive a credit against the Purchase Price in the amount of the Released Amount at the Closing. If Purchaser is for any reason entitled to a refund of the Earnest Money, then Seller shall be obligated to promptly refund the Released Amount to Purchaser without deduction. McKinley Inc. joins in the execution of this Amendment to unconditionally guaranty (a guaranty of payment and not of collection) Seller’s obligation to refund of the Released Amount to Purchaser if such obligation arises.

2.Miscellaneous. Except as expressly amended in this Amendment, the Purchase Agreement shall remain in full force and effect. Any defined terms not defined in this Amendment shall have the same definition and meaning as set forth in the Purchase Agreement. In the event of a conflict between the terms, conditions and provisions of the Purchase Agreement and those of this Amendment, the terms, conditions and provisions of this Amendment shall prevail.

3.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and/or with counterpart signature pages, all of which shall be treated collectively as representing the single execution of this Amendment. This Amendment may also be executed through facsimile/electronic signatures, which shall have the same binding effect on the parties as original signatures.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this First Amendment to Purchase and Sale Agreement.

PURCHASER:

WHLR-JANAF, LLC, a Delaware limited liability company

By:	Wheeler REIT, L.P., a Virginia limited partnership, its Sole Member

By:	Wheeler Real Estate Investment Trust, Inc., a Maryland corporation, its General Partner

By:    /s/ Jon S. Wheeler
Jon S. Wheeler, Chief Executive Officer

SELLER:

JANAF SHOPPING CENTER, LLC,
a Delaware limited liability company

By:     Janaf Shopping Center Mezz LLC,

a Michigan limited liability company,
its Sole Member

By:	GPR McKinley Manager LLC,
a Michigan limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

JANAF SHOPS, LLC,
a Delaware limited liability company

By:     Janaf Associates Mezz LLC,
a Michigan limited liability company,
its Sole Member

By:	GPR McKinley Manager LLC,
a Michigan limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

JANAF CROSSINGS, LLC,
a Virginia limited liability company

By:    Janaf Crossings Manager LLC
a Virginia limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

JANAF HQ, LLC,
a Virginia limited liability company

By:     GPR McKinley Manager LLC,
a Michigan limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

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